Exhibit 10.34

NON-DISCLOSURE AGREEMENT

This Non-Disclosure agreement, (hereinafter "Agreement") having an effective date of September 18,2012, is made and entered into among the Parties listed in Schedule A each individually referred to as "Party" and collectively called "Parties."

WHEREAS each Party is considering disclosing certain technical, marketing, and business information, including ideas, discoveries, inventions, software code, prototypes, price information, future product plans, manufacturing methods, and other ideas of a technical or economic nature, which is considered to be confidential or proprietary (hereinafter "Proprietary Information").

WHEREAS the Parties have concluded that it is in their mutual interest for them to disclose Proprietary Information each to the other for the purpose of their assessing the possibility of entering into a business transaction amongst themselves ("Purpose").

In consideration of the mutual understanding of the Parties, it is agreed as follows:

1.    As used in this Agreement, in each case where a party is disclosing Proprietary Information that party is referred to as the "Disclosing Party" and the party receiving such Confidential Information is referred to as the "Recipient".

2.            Recipient agrees to hold Proprietary Information in confidence and to protect it against disclosure to the public and third parties. Accordingly, Recipient shall employ protective measures fully commensurate with those used by Recipient to protect its own trade secrets and other confidential information from disclosure to the public and to third parties. Such measures shall include restricting access to Proprietary Information only to Recipient's employees or agents whose access is reasonably necessary to carry out the Purpose and who have legally enforceable obligations to Recipient that would conform to the obligations of this Agreement.

3.            Recipient agrees to use Proprietary Information only for the Purpose.  Proprietary Information shall not be reproduced in any other form except as required to accomplish the Purpose

4.            Recipient agrees not to reverse-engineer or have a third party reverse-engineer the Proprietary Information without first obtaining the express, written consent of Discloser.

5.            The obligations of confidentiality and restrictions on use set forth in Paragraph 2 above do not apply to information that Recipient can demonstrate by competent physical evidence:

(a)           Was already known by Recipient prior to receipt from Discloser or becomes known by Recipient independently of Discloser through no wrongful act of Recipient;

(b)           is now, or becomes, publicly known through no violation of this Agreement;

(c)           is disclosed pursuant to law, regulation or lawful order or process, provided that Recipient promptly notifies Discloser so as to permit Discloser to oppose or limit such disclosure; or

(d)           is approved in writing by Discloser for disclosure to a third party by Recipient.

Proprietary Information disclosed by Discloser to Recipient shall not be deemed to come under the above exceptions merely because it is embraced by more general information that is or becomes subject to the above exceptions. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of the Recipient, but only if the combination itself and its principle of operation are in the public domain or in the possession of the Recipient.

6.           Neither the execution of this Agreement, nor the disclosure of any Proprietary Information hereunder, shall be construed as granting Recipient any immunity or license to use Proprietary Information in any way {whether expressly, by implication, estoppel or otherwise), or any right to ownership, with respect to Proprietary Information or other intellectual property right(s) now or hereafter owned or controlled by Discloser.

7.           Nothing in this Agreement shall be construed to impose any obligation on Discloser to disclose information to the Recipient, or to enter into any other agreement of any nature. This Agreement is for protecting Proprietary Information only. No rights or obligations other than those expressly recited herein are granted or to be implied from this Agreement.

8.           Discloser makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibilities whatsoever with respect to the adequacy, accuracy, completeness, operability, fitness for a particular purpose, or utility of any information, including Proprietary Information, obtained or used by Recipient under this Agreement.  The information, including Proprietary Information, is provided "AS IS," without warranty or guarantee of any kind and Discloser shall not be liable to the Recipient for any damages,  loss, expense or claim of loss arising of any kind from the use of or reliance upon such information, including Proprietary Information.

9.           This Agreement, and the relationship between the Parties pursuant thereto, shall be construed, interpreted and applied in accordance with the laws of Province of Ontario without reference to any conflict of law provisions thereof.

10.           Recipient agrees to comply with all export and import laws and regulations of all countries involved in the data transfers.

11.           This Agreement constitutes the entire agreement and understanding of the Parties related to confidentiality and limited use of Proprietary Information.

12.    Duplicate counterparts of this Agreement may be executed and delivered, each of which shall be considered an original. All additions or modifications to this Agreement must be made in writing and executed by the Parties.

13.           This Agreement shall remain in force for a period two (2) years, unless terminated earlier on thirty (30) days written notice provided by either Party. However,  the obligations of confidentiality and limited use of Proprietary Information shall survive the termination of the Agreement.

14.           This Agreement is divisible and separable so that if any provision or provisions hereof shall be held to be invalid, void, voidable or unenforceable, such holding shall not impair the remaining provisions hereof. If any provision hereof is held to be too broad to be enforced, such provision shall be construed to create an obligation to the full extent allowable.

15.           In the event of a breach or threatened breach by Recipient of any of the provisions of the Agreement, Discloser, in addition to any other remedies available to it under law, at equity or otherwise, shall be entitled to seek an injunction restraining Recipient from the performance of acts that constitute a breach or threatened breach of this Agreement.

16.           This Agreement may not be assigned, delegated, sold or transferred, whether by operation of law or otherwise, by Recipient without the prior written consent of Discloser, and any attempted delegation or transfer of rights, duties or obligations under this Agreement without such written consent shall be void and of no effect.

17.           All notices under this Agreement shall be in writing and shall be sent to the Party being served by facsimile or certified mail return receipt requested at that Party's address specified above or at such address of which such Party shall give notice as aforesaid, and marked for the attention of that Party's signatory to this Agreement. The date of service shall be deemed to the day following the day on which the notice was transmitted or posted as the case may be.

This Agreement is agreed to and accepted by the following individuals having signatory authority to bind the Parties:

Schedule A

Parties to the Agreement

The Parties have executed this Agreement as of the dates set forth below.

KLEEN-FLO TUMBLER INDUSTRIES LIMITED

75 ADVANCE BLVD, BRAMPTON, ON, L6T 4N1

/s/ K.J. Osborne	Per (print) K.J. Osborne

SEPTEMBER 18, 2012

ECO-TEK GROUP INC.

Address: 15-65 WOODSTREAM BLVD, WOODBRIDGE, ON, L4L 7X6

Per:	Per (print) ____________________________
Date: SEPTEMBER 18, 2012